Exhibit 23

                              ACCOUNTANT'S CONSENT

The Board of Directors
Pinnacle Bankshares Corporation

We consent to incorporation by reference in the registration statements (No. 333- 63361 and No. 333-69321) on Forms S-8 and S-3 of Pinnacle Bankshares Corporation of our report dated February 12, 1999, relating to the consolidated balance sheets of Pinnacle Bankshares Corporation and subsidiary as of December 31, 1998 and 1997, and the related consolidated statements of income and comprehensive income, changes in stockholders' equity and cash flows for the years then ended, which report appears in the December 31, 1998, annual report on Form 10-KSB of Pinnacle Bankshares Corporation.



                                                              /s/ KPMG LLP
Roanoke, Virginia
March 31, 1999